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                                                                    EXHIBIT 99.2

                                 TIFFANY & CO.
                                  NEWS RELEASE

Fifth Avenue & 57th Street                   Contacts:
New York, N.Y. 10022                         Tiffany & Co.
                                             Mr. Mark Aaron
                                             Vice President-Investor Relations
                                             (212) 605-4016
                                             Mitsukoshi, Ltd.
                                             Mr. Mikio Nagamine
                                             General Manager-Public Relations
                                             03-3274-8006


                       TIFFANY & CO. ANNOUNCES INTENTION
                TO REGISTER SHARES FOR SALE BY MITSUKOSHI, LTD.


NEW YORK, January 7, 1999 - Tiffany & Co. (NYSE - TIF) and Mitsukoshi, Ltd. announced today that Tiffany intends to file a registration statement with the Securities and Exchange Commission relating to a proposed underwritten secondary offering of Tiffany's Common Stock by Mitsukoshi. Mitsukoshi proposes to sell 3,880,000 shares in the offering and, if the underwriters' over-allotment option is exercised, up to an additional 390,000 shares. The offering, which is subject to market conditions, is expected to take place prior to the end of February and will be made only by means of a prospectus. If the offering is completed and all shares, including those subject to the over-allotment option, are sold, Mitsukoshi will have sold its entire holding in Tiffany & Co. of approximately 12%.

Tiffany and Mitsukoshi have had a successful business relationship since 1972 and Mitsukoshi has been a significant stockholder of Tiffany since 1989. The companies expect to continue their excellent business relationship following the offering. Mitsukoshi intends to use the proceeds from the sale primarily for general corporate purposes, as well as for store renovation and expansion.

Tiffany is the internationally renowned jeweler and specialty retailer. Sales are made through TIFFANY & CO. stores and boutiques, and to select retailers and distributors, in the Americas, Asia-Pacific, Europe and the Middle East. Direct Marketing sales are made through Tiffany's Corporate and Catalog divisions.

Mitsukoshi, which traces its origins back to 1673, was incorporated in 1904 and ranks as one of the largest retail companies in Japan. It operates a chain of department stores in Tokyo and other major cities in Japan. For its fiscal year ended February 28, 1998, Mitsukoshi's sales were approximately U.S. $8.0 billion. Mitsukoshi's shares trade on the first section of the Tokyo Stock Exchange.

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